EXHIBIT 12.

Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Years Ended September 30, 1996 and 1995


                                                             1996          1995
                                                            ------        ------

Pretax income from continuing operations ...........       $33,142       $15,277


Pretax income of unconsolidated affiliates .........         1,879         1,974


Fixed charges ......................................        16,110        17,616
                                                            ------        ------

Earnings ...........................................       $51,131       $34,867
                                                           =======       =======


Interest ...........................................       $15,911       $17,225

Interest of unconsolidated affiliates ..............           110           333

Debt discount amortization .........................            89            58
                                                            ------        ------

Fixed Charges ......................................       $16,110       $17,616
                                                           =======       =======

Ratio of Earnings to Fixed Charges .................           3.2           2.0
                                                           =======       =======